EXHIBIT 21.1

Subsidiaries of the Company

Name	Jurisdiction of Formation or Incorporation	Doing Business As
SSG Bolingbrook LLC	Delaware	Global Self Storage
SSG Dolton LLC	Delaware	Global Self Storage
SSG Fishers LLC	Delaware	Global Self Storage
SSG Lima LLC	Delaware	Global Self Storage
SSG Merrillville LLC	Delaware	Global Self Storage
SSG Operations LLC	Delaware	Global Self Storage
SSG Rochester LLC	Delaware	Global Self Storage
SSG Sadsbury LLC	Delaware	Global Self Storage
SSG Summerville I LLC	Delaware	Global Self Storage
SSG Summerville II LLC	Delaware	Global Self Storage
SSG Clinton LLC	New York	Global Self Storage
SSG Millbrook LLC	New York	Global Self Storage
SSG TRS LLC	Delaware	Global Self Storage